UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                                 FORM 12B-25

                         NOTIFICATION OF LATE FILING

(CHECK ONE): | |Form 10-K | |Form 20-F | |Form 11-K |X|Form 10-QSB | |Form N-SAR [ ] N-CSR

                   For Period Ended: September 30, 2004

                       | | Transition Report on Form 10-K
                       | | Transition Report on Form 20-F
                       | | Transition Report on Form 11-K
                       | | Transition Report on Form 10-Q
                       | | Transition Report on Form N-SAR

    For the Transition Period Ended:
                                     -------------------


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 Read attached instruction sheet before preparing form. Please Print or Type.
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  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                PART I
                       REGISTRANT INFORMATION

    Accesstel, Inc.
    -----------------------------------
    Full Name of Registrant

    -------------------------
    Former Name if Applicable

    2904 E. Shady Lane
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    Address of Principal Executive Office (Street and Number)

    Highland Ranch, CO 80126
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    City, State and Zip Code

                               PART II
                        RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
     _
    |X|    (a) The reasons described in reasonable detail in Part III of
     -         this form could not be eliminated without unreasonable effort or expense;
     _
    |X|    (b) The subject annual report, semi-annual report, transition
     - report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III
                              NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

     Management is in the process of finalizing the operating results of the third quarter. The information could not be assembled and analyzed without unreasonable effort and expense to the Registrant. The Form 10-QSB will be filed as soon as practicable and within the 5 day extension period.


                               PART IV
                          OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Kevin Marion              (720)                404-1302
-------------------------           ----                 --------
        (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes | | No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
| | Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             Accesstel, Inc.
           (Name of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: November 16, 2004                    By:  /s/ Kevin Marion
          ------------------                   ---------------------
                                               Kevin Marion
                                               President